AXA EQUITABLE LIFE INSURANCE COMPANY

ENDORSEMENT ADDING A LUMP SUM PAYMENT OPTION TO YOUR CONTRACT

This Endorsement is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and ‘‘us’’ mean AXA Equitable Life Insurance Company and “you” and “your” mean the Owner. Capitalized terms in this Endorsement have the meaning given in the Contract. The term “Contract” as used in this Endorsement applies either to a Contract or Certificate.

This Endorsement is effective immediately.

Your Contract was issued with a Guaranteed Withdrawal Benefit for Life (“GWBL”) Rider. Your GWBL Rider provides for annual lifetime payments and continuation of any applicable Guaranteed Minimum Death Benefit (“GMDB”) upon your Annuity Account Value (“AAV”) falling to zero under certain circumstances as described in your GWBL Rider.

This Endorsement provides you with a Lump Sum Payment Option (“LSPO”) on the “Benefit Transaction Date” as defined in your GWBL Rider. If you accept this LSPO, you agree to forego the annual payments as provided under the your GWBL Rider on the Benefit Transaction Date and instead agree to a single lump sum payment, the amount of which will be determined as of the Benefit Transaction Date and paid on the “LSPO Payment Transaction Date.” The LSPO Payment Transaction Date is the Business Day on which we receive your completed and signed acceptance of our LSPO. If you accept this LSPO, your GWBL Rider and any applicable GMDB under the Contract will terminate and you also agree to surrender your Contract.

You will have [30] days from the Benefit Transaction Date to provide us with a LSPO election, in good order, in order to accept the LSPO and surrender your Contract.

The charge under the Rider(s) will be waived in the Contract Year in which the LSPO Payment Transaction Date occurs. All other Contract charges will remain unchanged. Any applicable Withdrawal Charges and Administrative Charges on the LSPO Payment Transaction Date will reduce the LSPO amount.

We may discontinue the availability of this LSPO upon [45] days advance written notice to you.

AXA EQUITABLE LIFE INSURANCE COMPANY

Mark Pearson, Chairman of the Board and Chief Executive Officer ]	Karen Field Hazin, Vice President, Secretary and Associate General Counsel ]

2014GWBL-LS-G